EXHIBIT 16.1

January 3, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Ladies and Gentlemen:

We have read Item 4.01 of LCNB Corp.’s Form 8-K dated January 3, 2014 and have the following comments:

1. We agree with the statements made in the first four paragraphs concerning our firm.

2. We have no basis on which to agree or disagree with other statements of the registrant contained therein.

Yours truly,

/s/ J.D. Cloud & Co. L.L.P.